AGREEMENT

     This Agreement dated July 13, 2004 ("Agreement") is by and between Atlantic Synergy, Inc., a Nevada corporation ("ASGY") and Terence Channon (referred to herein as "Channon").

W I T N E S S E T H :

WHEREAS, ASGY underwent a change in control and management in connection with an Exchange Agreement dated July 2, 2004 (the “Exchange”);

WHEREAS, Terence Channon, former President, Chief Executive Officer, Treasurer and Chief Financial Officer and a former Director of ASGY resigned in connection with the change in control;

WHEREAS, ASGY was engaged in the business of providing a suite of web site services, including e-business consulting, business development, hosting, and e-business research testing services to small and medium-size businesses (the “Business”);

WHEREAS, Channon owns approximately 5,398,000 shares of common stock, $.001 par value per share of ASGY (the “Common Stock”);

WHEREAS, Channon desires to return to ASGY and have cancelled 4,285,000 shares of Common Stock in exchange for the tangible and intangible assets (including the right to the name “Atlantic Synergy, Inc.,” the right to operate the Business, and the transfer of any contracts, agreements, rights or other intangible property) owned by ASGY immediately prior to the change in control and management (the “Assets”) subject to the liabilities that relate to the Business (the “Liabilities”), whether or not such Assets and Liabilities are accounted for in ASGY’s financial statements;

WHEREAS, ASGY desires to transfer the Assets subject to the Liabilities to Channon; and

WHEREAS, ASGY and Channon desire to set forth in writing the terms and conditions of their agreement and understanding concerning the return and cancellation of Common Stock in exchange for the transfer of the Assets subject to the Liabilities;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the parties hereto agree as follows:

1.

Transfer and Return and Cancellation .  ASGY agrees to assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Assets subject to the Liabilities to Channon in exchange for return and cancellation of 4,285,000 shares of Common Stock owned by Channon.

2.

Warranties and Representations of ASGY . ASGY warrants and represents to Channon that ASGY owns the Assets free and clear of any claim whatsoever; ASGY has not pledged or encumbered the Assets in any manner; and ASGY has granted no right, warrant, purchase option, license, royalty interest or any other right which directly or indirectly affects the Assets.

3.

Warranties and Representations of Channon .  Channon warrants and represents to ASGY that Channon owns the Common Stock free and clear of any claim whatsoever; Channon has not pledged or encumbered the Common Stock in any manner; the Common Stock is nonassessable; Channon has granted no right, warrant, purchase option, or any other right which directly or indirectly affects the Common Stock; and the Common Stock is freely assignable by Channon to ASGY in accordance with this Agreement.

4.

Miscellaneous .

(a)

Assignment .  All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b)

Applicable Law .  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, excluding any provision which would require the use of the laws of any other jurisdiction.

(c)

  Entire Agreement, Amendments and Waivers .  This Agreement constitutes the entire agreement of the parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by such party or an authorized agent or such party.

(d)

Faxed Copies .  For purposes of this Agreement, a faxed signature shall constitute an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

/s/ Terence Channon

Terence Channon

Atlantic Synergy, Inc.

/s/ Oleg Firer

Oleg Firer

Chief Executive Officer